Exhibit 10.31

STATE OF NORTH CAROLINA

COUNTY OF DURHAM                                                                                                                   FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “First Amendment”) is made and entered into as of the 28 day of June 2002, by and between ROYAL CENTER TWO IC, LLC, a Delaware limited liability company (“Landlord”) [successor-in-interest to Petula Associates, Ltd., an Iowa corporation (“Petula”)] and INSPIRE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

A.    Petula and Tenant have entered into a Lease dated as of December 30, 1997 (the “Existing Lease”) for certain premises known as Suite 225 (and erroneously referred to in the Existing Lease as Suite 470) consisting of approximately 5,400 rentable square feet of space (the “Existing Premises”) in that certain building known as Royal Center II (the “Building”) located at 4222 Emperor Blvd., Durham, North Carolina as more particularly described in the Existing Lease;

B.    Petula transferred its interest in and to the Building, and the Existing Lease, to Landlord on September 1, 2000 pursuant to that certain Deed recorded in Deed Book 2902, Page 745 of the Durham County Public Registry; and

C.    Landlord (as successor-in-interest to Petula) and Tenant desire to amend the terms of the Existing Lease: (i) to expand the Existing Premises to include approximately 7,130 rentable square feet of additional space immediately adjacent to the Existing Premises as shown on Exhibit A-1 attached hereto (the “Circuit City Space”), (ii) to extend the term of the Existing Lease with respect to the Expanded Premises (as hereinafter defined), and (iii) to modify certain other terms and conditions of the Existing Lease. For purposes hereof, the Existing Lease as amended by this First Amendment is referred to as the “Lease.”

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that, effective as of the date set forth above, the Existing Lease shall be, and hereby is, amended as follows:

1.     Recitals.    The recitals shall form a part of this First Amendment.

2.     Premises.    Tenant currently occupies the Circuit City Space pursuant to a Sublease between Circuit City Stores, Inc. (“CCS”) and Tenant dated May 7, 2001, CCS having leased the space from Petula pursuant to a primary lease agreement dated December 30, 1997 (the “CCS Lease”). The term of the CCS Lease and the term of the Sublease are scheduled to expire October 31, 2002. Effective as of November 1, 2002 (the “Expansion Space Commencement Date”), the Existing Premises shall be expanded to include the Circuit City Space and shall be redefined as 12,530 rentable square feet on the first floor of the Building (the

“Expanded Premises”) as more particularly described on the floor plan attached hereto as Exhibit “A-l”. Accordingly, as of the Expansion Space Commencement Date, wherever reference is made in the Lease to the Premises, it shall be deemed to mean the Expanded Premises and Exhibit A to the Original Lease shall be replaced with Exhibit A-1 attached hereto in order to evidence the location of the Expanded Premises.

3.     Term.    The Term of the Lease for the Expanded Premises shall be extended and shall continue for a period of four (4) years and one (1) month (the “Extension Term”), commencing on the Expansion Space Commencement Date and expiring on November 30, 2006.

4.     Rental.    Notwithstanding anything in the Existing Lease to the contrary, beginning on the Expansion Space Commencement Date and continuing throughout the remainder of the Extension Term, Tenant shall pay Minimum Rental for the Expanded Premises as follows:

Period	Minimum Rental per rentable square foot:	Annual Minimum Rental:	Monthly Minimum Rental:
11/1/02 to 11/30/03	$10.40	$130,311.96	$10,859.33
12/1/03 to 11/30/04	$10.71	$134,196.36	$11,183.03
12/1/04 to 11/30/05	$11.04	$138,331.20	$11,527.60
12/1/05 to 11/30/06	$11.37	$142,466.16	$11,872.18

Commencing as of the Expansion Space Commencement Date and continuing throughout the Extension Term, Tenant’s Proportionate Share of Tenant Expenses, including insurance costs, taxes and operating expense charges, and any other amounts due and payable under the Lease, shall be adjusted to reflect the Expanded Premises.

5.     Tenant Leasehold Improvements.    Landlord shall provide Tenant with an improvement allowance in the amount of up to Fifty Thousand One Hundred Twenty and No/100 Dollars ($50,120.00) (the “Allowance”) [which represents $4.00 per rentable square foot of the Expanded Premises] for the design and construction of Tenant’s permanent leasehold improvements within the Expanded Premises in accordance with plans and specifications (the “Expansion Plans”) to be agreed upon by Landlord and Tenant, including the cost of architectural services, design fees, engineering documents and building permits. Tenant shall deliver the Expansion Plans to Landlord for Landlord’s review and approval, which approval shall not be unreasonably withheld, and Landlord agrees to provide Tenant with notice of any objections to the Expansion Plans within twenty (20) days after Landlord’s receipt of same. Once the Expansion Plans have been approved by Landlord, Tenant shall be responsible for the installation of the improvements in the Expanded Premises in accordance with the Expansion Plans. The general contractor retained by Tenant to install said improvements shall be subject to Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

In no event shall the Allowance be used for any costs associated with Tenant’s personal property, equipment, trade fixtures or other items of a non-permanent nature installed in the Premises, including without limitation, telephone and data cable lines. If the cost of completing

Tenant’s leasehold improvements exceeds the Allowance, Tenant shall be exclusively responsible for the payment of such amount and shall indemnify and hold Landlord harmless from and against any and all damages, liabilities, costs or penalties associated with Tenant’s failure to pay same in a timely manner. The Allowance shall be administered and disbursed in a manner consistent with the terms and conditions of the Existing Lease governing the disbursement of the original Tenant Improvement Allowance. Except as otherwise provided herein, Tenant shall continue to occupy the Expanded Premises in its “as-is, where-is” condition without any further improvements thereto by Landlord.

6.     Contingency.    The effectiveness of this First Amendment is contingent in all respects upon CCS’s execution of an agreement relinquishing its rights to renew the term of its lease with respect to the Circuit City Space. Landlord shall use reasonable efforts to obtain such agreement on or before the Expansion Commencement Date; provided, however, if Landlord does not obtain such agreement by the Expansion Commencement Date, either party may elect to terminate this First Amendment upon five (5) days advance written notice to the other, whereupon the parties hereto shall have no further rights or obligations under this First Amendment.

7.     Broker.    Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except Tri Properties, Inc. and Advantis GVA (collectively, the “Broker”). Tenant agrees to indemnify and save Landlord and Landlord’s agent, Tri Properties, Inc. harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments due, owing, or made to a broker (except as provided immediately below) in connection with this Amendment. Landlord agrees to indemnify and save Tenant harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its actions in connection with this Amendment. Landlord expressly agrees and acknowledges that Landlord is solely responsible for the full payment of any and all leasing commissions due Broker pursuant to a separate written agreement with Broker.

8.     Ratification.    Except as expressly or by necessary implication amended or modified hereby, the terms of the Existing Lease are hereby ratified, confirmed and continued in full force and effect.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this First Amendment as of the day and year first above written.

LANDLORD:

ROYAL CENTER IC, LLC,
a Delaware limited liability company

By: PRINCIPAL CAPITAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized agent

By:	/s/ MARK F. SCHOLZ
Name:	Mark F. Scholz
Title:	Investment Director
Asset Management

Date: 7/12/02

By:
Name:
Its:

Date:

TENANT:

INSPIRE PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ MARY BENNETT
Name:	Mary Bennett
Its:	/s/ MB

Date: 28 June 02

EXHIBIT A-1

[Floor Plan Diagram]